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                                    August 6, 1993



Mr. Ronald A. Duncan
President
General Communication Inc.
2550 Denali Street
Suite 1000
Anchorage, Alaska 99503

Dear Ron:

    This letter confirms the basic terms of the agreement between MCI Telecommunications Corporation ("MCI") and General Communication Inc. ("GCI") to license GCI to use MCI's "1-800-COLLECT" servicemarks and product functionalities for GCI collect calling originating in Alaska. We have agreed to the following terms:

    1. MCI will instruct the SMS (Service Management System) to deliver all "1-800-COLLECT" traffic originating from Alaska to GCI using the GCI CIC (carrier identification code). Except as noted below, GCI will carry this traffic on its network and will provide all operator service support necessary to deliver the service for interstate and intrastate calls originating in Alaska.

         a. GCI will route all "1-800-COLLECT" calls that originate in Alaska and request an international termination to MCI's Tucson Operator Services center for handling by MCI. Additionally, GCI will route all "1-800-COLLECT" calls requesting foreign language assistance to MCI's Tucson center.

         b. This Agreement modifies Sec. 2A(2) and implements in part Sec. 2A(4) of the Contract for Alaska Access Services made by the parties.

    2. MCI will provide GCI with a non-transferrable, revokable license to offer "1-800-COLLECT" calling for calls originating in Alaska. GCI acknowledges MCI's ownership of all patent, trademark, copyright and other intellectual property rights associated with "1-800-COLLECT" servicemarks and product functionalities.

         a.   The license permits GCI to use the MCI-proprietary
"1-800-COLLECT" product functionalities, call flow, scripting and other unique "1-800-COLLECT" operational features.

         b. The license permits GCI to use the "1-800-COLLECT" and "America's Least Expensive Way To Call Someone Collect" servicemarks in billing inserts, advertising and other marketing efforts targeted at Alaska-based long distance collect callers. All use by GCI of the "1-800-COLLECT" marks in any advertising, press releases, marketing material, operator scripts and other applications must receive MCI's prior approval, which shall not be unreasonably withheld. MCI will approve or disapprove advertising and promotional materials submitted by GCI to MCI within

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Mr. Ronald A. Duncan
July 4, 1997
Page 2

five business days of receipt by MCI. If MCI does not comment within the prescribed period the materials will be deemed approved.

         c. This license shall terminate upon the earlier of (i) twelve (12) months after the date MCI no longer has an equity interest in GCI and, (ii) the date GCI no longer utilizes MCI for the provision of message toll services to GCI at prices and terms as favorable as the alternative GCI elects to utilize. In addition, this license is revokable by MCI upon ninety (90) days notice in the event that the "1-800-COLLECT" services and related support furnished by GCI in connection with the "1-800-COLLECT" servicemark, are no longer substantially similar or equivalent, in MCI's discretion, to MCI's "1-800-COLLECT" service and support in terms of quality and technology.

    3. GCI shall be responsible for billing and collection of all "1-800-COLLECT" calls it carries that originate in Alaska. Additionally, GCI agrees to bill and collect MCI's "1-800-COLLECT" calls originating from states other than Alaska under terms of our existing billing and collection relationships and/or under terms to be mutually agreed upon by the parties.

    4. GCI agrees to utilize MCI's approved format for "1-800-COLLECT" call flow, branding and scripting for all GCI "1-800-COLLECT" calls. MCI will work closely with GCI to coordinate these efforts.

    5. GCI shall be responsible for filing all tariffs necessary for it to carry "1-800-COLLECT" traffic. GCI shall ensure that all intrastate and interstate pricing for "1-800-COLLECT" calls originating in Alaska on GCI's network shall provide callers with the least expensive collect call originating from the applicable Alaska location. MCI shall use its best efforts to provide GCI with adequate information, with due regard to normal tariff and regulatory filing schedules, to allow GCI to fulfill its tariffing and regulatory obligations.

    6. GCI will provide MCI with weekly reporting on all "1-800-COLLECT" traffic, including reports on call volumes, call completions, minutes, revenue, and to the best of its ability traffic passed by GCI to MCI for international completion or for language assistance, according to a mutually agreed-upon format.

    7. GCI will reimburse MCI for MCI's reasonable out-of-pocket costs and expenses associated with implementing the terms of this agreement.

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Mr. Ronald A. Duncan
July 4, 1997
Page 3

    8. Either party may terminate this Agreement upon forty-five (45) days notice in the event that:

         a. The other party violates any term of this Agreement and/or fails to observe or perform according to any provision of this Agreement.

         b. The other party terminates business, or admits its inability to pay its debts as they become due, or if any bankruptcy, insolvency, dissolution or other proceeding is instituted against it or if it makes any assignment for the benefit of creditors or enters into any composition with creditors or takes any action in furtherance of any of the foregoing.

                        Sincerely,


                        -----------------------
                        Gerald H. Taylor

AGREED:



---------------------------
Ronald A. Duncan
President
General Communication Inc.